EXHIBIT 99.1

Amyris Reports Second Quarter 2013 Financial Results

Record Renewable Products Sales and Continued Progress at Farnesene Production Facility

EMERYVILLE, Calif., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced financial results for the second quarter ended June 30, 2013.

"During the second quarter, we continued to ramp up our farnesene production volume at our production facility in Brotas, Brazil. We achieved record renewable product sales during the quarter and continued to execute on our collaboration strategy with our partners, all the while maintaining lower operating expenses," said John Melo, Amyris President & CEO.

"We have also secured an agreement with our two leading shareholders  for $60 million in funding, which will provide us with the necessary resources and financial flexibility to achieve Amyris's business objectives," Melo added.

BUSINESS HIGHLIGHTS

Below are some highlights from our activities during the second quarter of 2013.

Farnesene Production

  Continued production and commercial shipments of farnesene from our facility located adjacent to the Paraíso sugarcane mill in Brotas, São Paulo.

  Successful ramp up of farnesene production allowed early exit from a higher-cost contract manufacturing facility.

Product Sales Progress

  Renewable product sales of $4.2 million during the quarter were up 40% over previous quarter and 84% higher than same period in 2012.

  Quarterly revenue increase led by sales of renewable emollient (Neossance® Squalane), confirming cosmetic formulators' shift from shark and olive oil-derived squalane to Amyris sugarcane-derived squalane.

Expanding Partnerships

  Agreement with Firmenich to begin commercial production of a high-value fragrance oil molecule later this year.

  Second successful demonstration flight with Amyris-Total renewable jet fuel at Paris Air Show.

FINANCIAL RESULTS

Aggregate revenues for the quarter ended June 30, 2013 were $10.8 million compared to aggregate revenues of $19.3 million in the second quarter of 2012. Last year's second quarter revenues included $13.3 million of sales related to the Company's ethanol and ethanol-blended gasoline business. The Company transitioned out of this business in 2012. Of the $10.8 million in aggregate revenues during the quarter ended June 30, 2013, $4.2 million was related to renewable product sales and $6.7 million was related to collaboration and grant revenue. This compares with $2.3 million in renewable product sales and $3.7 million in collaboration and grant revenue for the same period in the prior year.

Cost of products sold declined to $8.9 million for the three months ended June 30, 2013 from $23.6 million for the same period in the prior year. Last year's second quarter's cost of products sold included costs related to the Company's ethanol and ethanol-blended gasoline business. Cost of products sold for the three months ended June 30, 2013 includes production costs of farnesene-derived products, including certain costs related to the scale-up in production of farnesene-derived products at the Company's newly operational plant in Brazil.

In the second quarter of 2013, the Company recorded a charge of $8.4 million due to a termination of an agreement with its farnesene contract manufacturers, Tate & Lyle, which resulted from a plan to shift a portion of its production capacity from contract manufacturing facilities to Amyris-owned plants.

Total research & development (R&D) and sales, general & administrative (SG&A) expenses for the three months declined 29.5% to $28.7 million from $40.7 million for the same quarter in the prior year, primarily due to reductions in personnel-related costs and overall lower spending.

GAAP net loss attributable to common stockholders for the quarter was $38.9 million ($0.51 per share) compared to a loss of $46.8 million ($0.81 per share) in the comparable quarter of 2012. On a non-GAAP basis, excluding stock-based compensation and loss on purchase commitments and write-off of production assets, the net loss attributable to common stockholders was $25.5 million ($0.34 per share) compared to $37.9 million ($0.66 per share) in the comparable quarter of the prior year. A reconciliation of GAAP to non-GAAP results is included in this release.

Six Months Ended June 30, 2013

Aggregate revenues for the six months ended June 30, 2013 were $18.7 million versus $48.7 million in the prior year. Revenues for the first six months of last year included $37.2 million of sales related to the Company's ethanol and ethanol-blended gasoline business. Of the $18.7 million in aggregate revenues for the six months ended June 30, 2013, $7.2 million was related to renewable product sales and $11.6 million was related to collaboration and grant revenue. This compares with $4.7 million in renewable product sales and $6.8 million in collaboration and grant revenue for the same period in the prior year.

Cost of products sold declined to $17.8 million for the six months ended June 30, 2013 from $67.4 million for the same period in the prior year. Prior year cost of products sold included costs related to the Company's ethanol and ethanol-blended gasoline business.

Total R&D and SG&A expenses for the six months ended June 30, 2013 declined 29.2% to $59.3 million from $83.8 million for the same period in 2012, primarily due to reductions in personnel-related costs and overall lower spending.

GAAP net loss attributable to common stockholders for the six months ended June 30, 2013 was $71.5 million ($0.96 per share) compared to a loss of $141.4 million ($2.63 per share) in the comparable period of 2012. On a non-GAAP basis, excluding stock-based compensation and loss on purchase commitments and write-off of production assets, the net loss attributable to common stockholders was $53.9 million ($0.72 per share) compared to $89.3 million ($1.66 per share) in the prior year.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 4:30 p.m. ET (1:30 p.m. PT). Investors may access a live audio webcast of this conference call in the Investor Relations section of the Company's website at http://investors.amyris.com.  A replay of the webcast will be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

INVESTOR CONFERENCE

Amyris will participate in the Jefferies 2013 Industrials Conference taking place August 12-15 in New York City. Amyris Chief Financial Officer, Steven Mills, is scheduled to make a presentation at 10:00 a.m. ET on August 12, 2013. The presentation will be webcast in the Investor Relations section of the Company's website at http://investors.amyris.com.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris's initial portfolio of commercial products is based on Biofene®, Amyris's brand of renewable farnesene, a long-chain hydrocarbon. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as expectations for operating expenses and funding) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on May 9, 2013. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Product sales	$ 4,185	$ 15,580	$ 7,168	$ 41,887
Grants and collaborations revenue	6,664	3,683	11,550	6,845
Total revenues	10,849	19,263	18,718	48,732
Costs and operating expenses
Cost of products sold	8,853	23,636	17,813	67,447
Loss on purchase commitments and write off of production assets	8,423	--	8,423	36,652
Research and development (1)	13,992	18,500	29,746	39,844
Sales, general and administrative (1)	14,718	22,231	29,545	43,946
Total costs and operating expenses	45,986	64,367	85,527	187,889
Loss from operations	(35,137)	(45,104)	(66,809)	(139,157)
Other income (expense):
Interest income	57	503	93	1,109
Interest expense	(1,558)	(1,260)	(3,120)	(2,314)
Other income (expense), net	(2,030)	(1,025)	(911)	(1,176)
Total other expense	(3,531)	(1,782)	(3,938)	(2,381)
Loss before income taxes	(38,668)	(46,886)	(70,747)	(141,538)
Provision for income taxes	(246)	(249)	(482)	(493)
Net loss	$ (38,914)	$ (47,135)	$ (71,229)	$ (142,031)
Net (income) loss attributable to noncontrolling interest	38	329	(261)	677
Net loss attributable to Amyris, Inc. common stockholders	$ (38,876)	$ (46,806)	$ (71,490)	$ (141,354)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.51)	$ (0.81)	$ (0.96)	$ (2.63)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	75,959,228	57,442,834	74,640,314	53,828,541

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 1,049	$ 1,558	$ 2,296	$ 3,071
Sales, general and administrative	3,936	7,356	6,882	12,364
	$ 4,985	$ 8,914	$ 9,178	$ 15,435

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2013	2012

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 12,915	$ 30,689
Accounts receivable, net	7,268	3,846
Inventories, net	4,065	6,034
Prepaid expenses and other current assets	7,136	8,925
Total current assets	31,384	49,494
Property, plant and equipment, net	144,141	163,121
Restricted cash	956	955
Other assets	17,234	20,112
Goodwill and intangible assets	9,120	9,152
Total assets	$ 202,835	$ 242,834

Liabilities and Equity
Current liabilities:
Accounts payable	$ 8,889	$ 15,392
Deferred revenue	7,637	1,333
Accrued and other current liabilities	22,745	24,410
Capital lease obligation, current portion	1,014	1,366
Debt, current portion	4,959	3,325
Total current liabilities	45,244	45,826
Capital lease obligation, net of current portion	728	1,244
Long-term debt, net of current portion	56,651	61,806
Related party debt	45,572	39,033
Deferred rent, net of current portion	9,976	8,508
Deferred revenue, net of current portion	6,500	4,255
Other liabilities	17,889	15,933
Total liabilities	182,560	176,605

Amyris, Inc. stockholders' equity	20,837	67,106
Noncontrolling interest	(562)	(877)
Total stockholders' equity	20,275	66,229

Total liabilities and stockholders' equity	$ 202,835	$ 242,834

Amyris, Inc.
Supplemental Consolidated Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Other Selected Financial Information:
Capital expenditures and deposits on property and equipment	$ 1,593	$ 23,588	$ 3,711	$ 45,365
Depreciation and amortization	$ 4,101	$ 3,820	$ 8,491	$ 7,507

Product sales
Ethanol and ethanol-blended gasoline	$ --	$ 13,309	$ --	$ 37,178
Renewables	4,185	2,271	7,168	4,709
Total product sales	$ 4,185	$ 15,580	$ 7,168	$ 41,887

Non-GAAP Financial Information:

Grants and collaborations
Revenue recognized	$ 6,664	$ 3,683	$ 11,550	$ 6,845
Cash received(1)	$ 16,298	$ 19,684	$ 28,060	$ 22,892

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$ (38,876)	$ (46,806)	$ (71,490)	$ (141,354)
Stock-based compensation expense	4,985	8,914	9,178	15,435
Loss on purchase commitments and write off of production assets	8,423	--	8,423	36,652
Net loss attributable to Amyris Inc.,
common stockholders (Non- GAAP)	$ (25,468)	$ (37,892)	$ (53,889)	$ (89,267)

Net loss per share attributed to common stockholders
basic and diluted (GAAP)	$ (0.51)	$ (0.81)	$ (0.96)	$ (2.63)
Stock-based compensation expense	0.06	0.15	0.13	0.29
Loss on purchase commitments and write off of production assets	0.11	--	0.11	0.68
Net loss per share attributed to common stockholders,
basic and diluted (Non-GAAP)	$ (0.34)	$ (0.66)	$ (0.72)	$ (1.66)

(1) Includes receipts associated with collaborations. Additionally, the 2013 periods presented include a $10.0 million funding from Total which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with Total.
CONTACT: Amyris, Inc.
         Investor Relations
         Joel Velasco
         (510) 740-7481
         investor@amyris.com